EXHIBIT 10.5

May 13, 2011

Payoff Letter

Mr. Ronald Valenta
Chief Executive Officer
General Finance Corporation
39 East Union Street
Pasadena, CA 91103

Attention: Ronald F. Valenta

Ladies and Gentlemen:

Reference is made to that certain Shareholders Agreement among General Finance Corporation, a Delaware corporation (“GFN”), GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN (US)”), and Bison Capital Australia, L.P., a Delaware limited partnership (“Bison Capital”), dated September 13, 2007, as amended by that certain First Amendment to Shareholders Agreement dated May 1, 2008 and that certain Second Amendment to Shareholders Agreement dated September 21, 2009 (as amended, the “Shareholders Agreement”).

Reference is also made to that certain Secured Senior Subordinated Promissory Note (the “First Bison Note”) dated September 13, 2007 in the original principal amount of US$16,816,000 made by GFN Australasia Finance Pty Ltd., a corporation organized under the laws of Australia (the “Company”), in favor of Bison Capital.

 Reference is also made to that certain Secured Senior Subordinated Promissory Note (the “Second Bison Note” and collectively with the First Bison Note, the “Notes”) dated May 1, 2008 in the original principal amount of US$5,500,000 made by the Company in favor of Bison Capital.

Reference is also made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) dated September 13, 2007 among Bison Capital, GFN, GFN (US), GFN Australasia Holdings Pty Ltd., a corporation organized under the laws of Australia (“GFN Australasia Holdings”, and the Company.

Reference is also made to each and every Collateral Document granted by any member of the GFN Group (including GFN Australasia Holdings, the Company, and each subsidiary of GFN Australasia Holdings) and each of their current and former agents, employees, officers, directors, owners, representatives, attorneys, subsidiaries, divisions, related corporations, assigns, successors and affiliated organizations (each a “Security Provider”), for the purpose of securing the Obligations (as defined in the Securities Purchase Agreement) to Bison Capital or any other obligations of the GFN Group under the Securities Purchase Agreement, the First Bison Note, the Second Bison Note or any Related Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time (each a “Security Document”).

All capitalized terms herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement, unless otherwise defined herein.  All currency amounts herein are expressed in U.S. dollars.

The Company has informed Bison that the Company intends on May 31, 2011 (the “Payoff Date”) pursuant to the terms and conditions of that certain Letter Agreement among GFN, GFNUS, the Company and Bison Capital of even date herewith attached hereto to repay in full the Notes and all other all liabilities, obligations, costs, fees and expenses owing by thereunder (collectively, the “Obligations”).  In that regard, the Company has requested that Bison set forth the balance of principal, interest and all other amounts owing under the Notes in respect of the Obligations.

As of the Payoff Date, the amount payable by Borrower in respect of the Notes is (i) an outstanding aggregate principal amount of USD$22,316,000, plus (ii) accrued and unpaid interest in the amount of a) USD$123,750, plus b) AUD$1,850,000, payable in USD at the then outstanding USD/AUD exchange rate; plus (iii) accrued and unpaid fees, costs and expenses of Bison Capital, including, without limitation, attorneys’ fees and expenses, in the amount of USD$20,000, (in the aggregate, the "Payoff Amount").

Payment in full of the Payoff Amount shall be made by 2:00 p.m., [New York, New York] time on the Payoff Date by wire transfer of immediately available funds in U.S. Dollars an amount equal to the Payoff Amount, to Bison Capital at the office of Bison Capital located at 10877 Wilshire Blvd., Suite 1520, Los Angeles, CA 90024.  Wire transfer shall be made to:

Bank:                                           Union Bank of California
ABA Number:                           122000496
Account Number:                     3350209963
Account Name:                          Bison Capital Equity Partners II-B, L.P.
Reference:                                   Bison Capital Australia Note Payoff

Upon receipt of the Payoff Amount, Bison Capital will promptly advise the Company by e-mail that the Payoff Amount has been received and that the Effective Time (defined below) has occurred.

The Payoff Amount has been computed on the basis that payment in full of such amount is received by Bison Capital on or before 2:00 p.m., [New York, New York] time.   If the Payoff Amount is not received on a timely basis the amounts must be recomputed.  The per diem interest payable on the Notes is AUD$9,410, payable in USD at the then outstanding USD/AUD exchange rate.

Upon timely receipt (the time of such receipt being herein called the “Effective Time”) by Bison Capital of the Payoff Amount, in immediately available funds in U.S. Dollars:  (i) the Obligations (other than indemnification and expense reimbursement provisions contained in the Loan Agreements but for the avoidance of doubt excluding all other provisions and rights including any rights of re-instatement in favor of Bison Capital) have been irrevocably satisfied and paid in full, (ii) all interests of Bison Capital in the Notes, all Security Documents, any and all subordinated claims, and all Liens and security interests (including any rights of set-off or assignment, or any pledges or liens however described) on and in any and all Collateral granted under or in connection with the Notes or to secure the Obligations thereunder are irrevocably released, discharged, terminated and of no further force and effect, (iii) all Security Providers are irrevocably released and discharged forever from any obligations under the Security Documents, (iv) all Collateral assigned by the Security Providers to Bison Capital is immediately and irrevocably re-assigned to the relevant Security Provider and (v) the Notes, the Security Documents, the Securities Purchase Agreement, Collateral Documents, the Related Agreements and that certain Royal Wolf Amended and Restated Intercreditor Deed (the “Intercreditor Deed” and collectively with the Notes, the Securities Purchase Agreement, the Collateral Documents and the Related Agreements, the “Loan Agreements”) dated May 1, 2008 among Australia and New Zealand Banking Group (“ANZ”), the Company and certain other parties, other than indemnification and expense reimbursement provisions contained in the Loan Agreements, but for the avoidance of doubt excluding all other provisions and rights including any rights of re-instatement in favor of Bison Capital), are irrevocably terminated and of no further force and effect.

The parties hereto agree that upon the termination of the Loan Agreements   (i) no further borrowings, loans or extensions of credit exist between Bison Capital, on the one part, and the other parties thereto, on the second part, and (ii) all rights, duties, liabilities, commitments and other obligations of the parties thereto shall terminate, except that each indemnity and expense reimbursement provision in the Loan Agreements that by their terms survive the termination of such agreements shall survive the termination thereof. For the avoidance of doubt such provisions do not include any rights of re-instatement in favor of Bison Capital.

The Company, on behalf of itself and its successors, assigns and other legal representatives and its subsidiaries, including each Guarantor, hereby confirms that the commitments of Bison Capital to make loans and otherwise extend credit under the Loan Agreements are irrevocably terminated.

Bison Capital will execute and deliver and authorizes the relevant Security Provider to file Uniform Commercial Code termination statements, lien releases, mortgage releases, discharges of security interests (including, without limitation, any notices or forms required to be lodged with any Australian authority, including the Australian Securities and Investments Commission), any documents of re-assignment of Collateral, and guarantees and other similar discharge or release documents (and if applicable, in recordable form) as are reasonably necessary to release, as of record, the security interests and all notices of security interests and liens previously filed or recorded by Bison Capital with respect to the Obligations.  Bison Capital represents and warrants that it has not taken and does not have physical possession of any Collateral.

GFN, GFN US and each Security Provider confirms their agreement to the terms and provisions of this letter by returning to Bison Capital a signed counterpart of this letter.  ANZ is an intended third party beneficiary of this letter.

This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same letter.  Delivery of executed counterparts of this letter may be effected by means of facsimile or electronic transmission.

This letter shall be construed in accordance with and governed by the laws of the State of California.

                                                                Very truly yours,

BISON CAPITAL AUSTRALIA, L.P.,
a Delaware limited partnership,

                                                                By   /s/ Doug Trussler
                                                                      Name:  Doug Trussler
      Title:    EVP

Agreed to by the undersigned:

GENERAL FINANCE CORPORATION, a Delaware corporation By /s/ Ronald F. Valenta Name: Ronald F. Valenta Title: CEO	GFN U.S. AUSTRALASIA HOLDINGS, INC., a Delaware corporation, By /s/ Charles E. Barrantes Name: Charles E. Barrantes Title: Director
GFN AUSTRALASIA HOLDINGS PTY LTD., a corporation organized under the laws of Australia By /s/ Charles E. Barrantes Name: Charles E. Barrantes Title: Director

ROYAL WOLF TRADING AUSTRALIA PTY LTD., a corporation organized under the laws of Australia By /s/ Gregory B. Baker Name: Gregory B. Baker Title: Director	ROYAL WOLF HI-TECH PTY LTD., a corporation organized under the laws of Australia By /s/ Gregory B. Baker Name: Gregory B. Baker Title: Director
RWA HOLDINGS PTY LTD., a corporation organized under the laws of Australia By /s/ Gregory B. Baker Name: Gregory B. Baker Title: Director	GFN AUSTRALASIA FINANCE PTY LTD., a corporation organized under the laws of Australia By /s/ Gregory B. Baker Name: Gregory B. Baker Title: Director
RWNZ ACQUISITION CO. LIMITED, a corporation organized under the laws of New Zealand By /s/ Gregory B. Baker Name: Gregory B. Baker Title: Director	ROYALWOLF TRADING NEW ZEALAND LIMITED, a corporation organized under the laws of New Zealand By /s/ Gregory B. Baker Name: Gregory B. Baker Title: Director